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                                                                   Exhibit 10.36

                                  CONFIDENTIAL

                                 GADZOOKS, INC.

                    KEY EMPLOYEE RETENTION AND INCENTIVE PLAN

Gadzooks, Inc. ("Company" or "Debtor") filed for protection under Chapter 11 on February 3, 2004. The outcome of the bankruptcy process is unpredictable and the retention of key employees who will be central to the operational and financial restructuring of the business is deemed to be a high priority of the Company and its key constituencies. The Restructuring Committee of the Board of Directors of Gadzooks, Inc., upon the recommendation of the Compensation Committee of the Board of Directors, has put forth a Key Employee Retention and Incentive Plan, the "PLAN", for certain key employees of the Company.

IT IS IMPORTANT TO NOTE THAT THIS PROGRAM HAS BEEN APPROVED BY THE COMPANY AND THE UCC. IT WILL BE PRESENTED TO THE COURT FOR APPROVAL. NONE OF THE SPECIFICS AS TO WHO IS IN THE PROGRAM, WHAT THEIR INDIVIDUAL ELIGIBILITY IS AND FOR WHAT BENEFITS AND SIMILAR DETAILED INFORMATION WILL BE MADE PUBLIC. SUCH INFORMATION WILL BE MADE AVAILABLE UNDER SEAL TO THE COURT, THE UNSECURED CREDITORS' COMMITTEE AND THE US TRUSTEE BUT IT WILL NOT BE MADE PUBLIC TO INSURE THAT ENTITIES INTENDING TO RECRUIT OUR KEY EMPLOYEES ARE NOT AWARE OF THE `TARGET' IT WILL TAKE TO PROVIDE AN EASY EXIT FOR THEM. FURTHER, PAYROLL INFORMATION IS GENERALLY CONFIDENTIAL WITHIN THE COMPANY.

Key employees who may be eligible for this program are deemed to be critical to the ongoing mission of the enterprise. Many may not, under different bankruptcy exit plan scenarios, be selected for continuing employment because of a sale or liquidation of their business unit or duplication of personnel or skill set with the ultimate owner in the event their business unit is sold. Also, in the case of a restructuring, the resulting entity may be significantly downsized to better address capital constraints and the ability to compete in the future and/or management changes may be in order.

Sixty-four officers and employees comprise the universe of key employees to be covered under the PLAN. They are divided into 5 separate groups for ease of understanding their key function within the Company:


Group 1     Executive Officers                  7
Group 2     Director Level Staff               11
Group 3     Critical Corporate Staff           10
Group 4     Regional Sales Directors/RLPMs      6
Group 5     District Sales Managers            30
                                               --
                        Total                  64

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The PLAN is comprised of three primary components including a retention bonus, a performance incentive and a severance program. The RETENTION BONUS COMPONENT provides an incentive for each key employee to remain with the Company until a specified future event has occurred. The PERFORMANCE INCENTIVE COMPONENT provides an incentive for key employees in Groups 1-3 if the performance for the current FY2004 fiscal year that ends on January 31, 2005 exceeds the business plan analyzed in three time periods: February - April; May-August; and, September - January, 2005. The FY2004 business plan has been reviewed and approved by the Board of Directors and is the same plan upon which the DIP lender has set loan covenants. The SEVERANCE PROGRAM COMPONENT is approved by the Board of Directors but has been defined providing flexibility for senior management to deal with current conditions. For the key employees who would be eligible for the PLAN, the Board is willing to commit to a defined amount of severance which is based on position held. It should be noted that Jerry Szczepanski and Steve Kotch have existing employment agreements addressing severance. The proposed severance payment in the PLAN for Steve Kotch is the same as called for in his employment agreement.

Carol Greer, a member of the Board of Directors of Gadzooks, Inc., moved into an interim officer's position in mid-January with the title of Interim President and Chief Merchandising Officer. Ms. Greer's compensation in this interim position is shown on the attached Exhibit I and her incentive bonus is also described on the exhibit. She is not eligible for further PLAN benefits in her current position. It is possible that Ms. Greer may shortly agree to enter into a longer-term employment agreement at which time the specifics of her compensation arrangements may be modified to fit that job position. It is contemplated that her compensation arrangement for a permanent position as President and Chief Merchandising Officer would be as noted on Exhibit I. However, she would not be eligible for any of the components provided for in the PLAN.

Jerry Szczepanski, Chairman and CEO, has existing severance and retirement agreements which set out the specific terms and conditions as to payments he is to receive in the alternative scenarios which might apply to him. Mr. Szczepanski has reduced his annual compensation $100,000 post-petition and is in agreement to participate in the retention bonus and the performance incentive components of the PLAN as shown herein. While his existing severance and retirement agreements are pre-petition agreements, it is the intention of the Board of Directors to insure that any modifications would be acceptable to Mr. Szczepanski.

Exhibit I is a CONFIDENTIAL list of all key employees who will be eligible for the PLAN with information about their individual participation levels in the three PLAN components. Exhibit II is a summary of the NEWCO FY 2004 business plan information which will be used to compare actual results against for the incentive portion of the PLAN. These exhibits are filed under seal with the Court.

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THE RETENTION BONUS COMPONENT

The retention bonus portion of the PLAN provides for payments totaling $1,098,000 representing approximately 19% of the $5.8 million compensation base for the entire group. An individual selected to be eligible for a retention bonus must remain employed in good standing for the sooner of:

            - The effective date of confirmation by the Court of a plan of reorganization or plan of liquidation of their business unit; or,

            - Sixty days after the date their business unit is sold pursuant to the approval of the Court unless terminated sooner by a purchaser; or,

            -     Until they are terminated by Gadzooks

The term `business unit' is defined as the Company in the main but if individual stores or groups of stores were sold separately and the employment status of eligible employees was impacted then the term `business unit' would apply or the fact that they would be terminated by Gadzooks would apply. If an eligible employee voluntarily leaves the employ of the Company prior to the above dates, then they will forfeit all proposed benefits of the PLAN unless earned prior to the last date of employment. Any forfeited amounts are removed from the PLAN and will not be reallocated except in the circumstance that another employee is moved into that position. In the event that occurs, a determination will be made by the CEO as to an appropriate retention bonus for that individual given the circumstances. Finally, in the event of a liquidation of the Company, the Executive Officers would not receive a retention bonus.

THE INCENTIVE BONUS COMPONENT

Historically, the Company has had a performance bonus plan for its key employees. The Board of Directors believes such a plan is even more important in the current situation as an additional motivation to keep its key employees. As a reference point, the incentive portion of the PLAN at the minimum level is approximately 40% of the total target bonus that was in place for the same group in FY2003.

The incentive portion of the PLAN is structured to pay a bonus to Groups 1-3 if the company exceeds certain milestones established in the FY2004 business plan. Key employees in Groups 4 & 5 are eligible for other routine field level performance bonuses (based on sales and shrink) that are paid in the ordinary course of business as has been the practice for a number of years. This incentive bonus component will replace any other incentive plan for the eligible employees in Groups 1-3 for FY2004.

The incentive portion of the PLAN incorporates the following concepts:

      - The measurements of performance will be comparisons of actual performance of the NEWCO division against the NEWCO division base 2004 Plan projections.

      - Each incentive period is measured separately and the minimum target incentive payments would be made if the actual performance in a period at least exceeds 2004 Plan by the amount to be paid.

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      -     The incentive portion contemplates a cumulative end of year additional payout if the actual annual cumulative performance exceeds the 2004 Plan by specific target amounts as described below. Such total incentive payout would contemplate that amounts paid during the year would be deducted from the `allowable' total incentive payout. Such `allowable' total payout would be calculated as follows:

                  - 50% of the first $1 million of excess above the annual target

                  - 25% of the next $1 million increments above the annual target until the caps are achieved

      - The cap on the incentive payments to the individual Group 1 participants will not exceed 100% of their annual base salaries.

      - The cap on the incentive payments to the individual Group 2 & 3 participants will not exceed 25% of their annual base salaries.

The incentive portion of the PLAN is structured to pay eligible employees who are employed on three dates:

      - On May 15, 2004 if the goals for the first three months are exceeded by at least the amount to be paid, then the percentage sharing described above provides the framework for the first period total bonus pool. The minimum incentive bonus payout TARGET is approximately $180,000 which is 5% of the annual compensation base for these employees.

      - On September 15, if the goals for the next four months are exceeded by at least the amount to be paid, then the percentage sharing described above again provides the framework for the second period total bonus pool. The minimum incentive bonus payout TARGET is another approximately $180,000 which is 5% of the annual compensation base for these employees.

      - On February 15, 2005, if the goals for the final five months are exceeded by at least the amount to be paid, then the percentage sharing described above again provides the framework for the third period total bonus pool. The minimum incentive bonus payout TARGET is approximately $240,000 which is 6.7% of the annual compensation base for these employees.

The grand total minimum payout TARGET of all performance incentive bonuses, if earned and paid, would approximate $600,000 or 17% of their annual base compensation. As described above, based on the cumulative magnitude of the excess over the business plan, it is possible for the employees to realize higher bonus payouts up to the caps described above. The entire plan will remain within the discretion of the CEO, Compensation Committee and Restructuring Committee to make adjustments in the payouts once the incentive pool has been created through achievement of results exceeding plan.

To be determined to be in good standing, the employee must have been employed until the payment date as specified above. The incentive bonus for the first three month's performance, if earned, would be paid on May 15, 2004; and, for the next four months, if earned, on September 15, 2004. The final period payment would be paid, if earned, on

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February 15, 2005 for the final 5 months of FY 2004. If a cumulative bonus in addition to the minimum target bonus is due and payable, it would be paid on March 1, 2005.

THE MILESTONE IN THE INCENTIVE PLAN FOR GROUPS 1, 2 & 3 IS THE EBITDA FOR THE PERIOD AS COMPARED TO THE FY2004 BUDGETED BUSINESS PLAN.

THE SEVERANCE PROGRAM COMPONENT

In the event an eligible employee is terminated without cause on or before the dates noted below, they will receive in addition to the retention bonus, a severance payment. The events are:

      - The effective date of confirmation by the Court of a plan of reorganization of their business unit; or,

      - The effective date of confirmation by the Court of a plan of liquidation of their business unit; or,

      - Sixty days after the date their business unit is sold pursuant to the approval of the Court unless terminated sooner by a purchaser; or,

      -     Until they are terminated by Gadzooks

Terminated employees would forfeit any benefit from the unearned incentive portion of the PLAN in lieu of payments for retention and severance.

The severance payout portion of the PLAN will terminate upon the effective date of the plan of reorganization or plan of liquidation. In other words, the reorganized Debtor would have its own ongoing severance plan. All eligible employees who are offered positions with the reorganized company would never receive a severance payment because they had never been effectively terminated. The same would be the case for eligible employees who are offered positions with a buyer of their business unit unless terminated by the buyer without cause within sixty days.

SUMMARY

The PLAN described above is deemed to be within appropriate limits for a Company of the size and complexity of Gadzooks operating within a bankruptcy proceeding.

Further, some examples may be helpful:

      - An eligible employee who remains with the Debtor in good standing and who is not terminated and if offered a position with the reorganized Debtor or a buyer in the event of a sale of their business unit will receive a retention payment and incentive payments earned as of payment dates on which the employee remained employed.

      - An eligible employee who is terminated without cause in advance of having been offered continued employment with a buyer or the reorganized Debtor would receive a retention payment, incentive payment earned as of payment dates on which the employee remained employed and a severance payment.

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      -     An eligible employee terminated for cause or who voluntarily leaves the employment of the Debtor would receive only incentive payments earned as of payment dates on which the employee remained employed.